***CONFIDENTIAL TREATMENT REQUESTED***

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, dated November 19, 2003, is between Wild Oats Market, Inc. ("WO") and Tree of Life, Inc. ("TOL").

Recitals.

A. WO and TOL are parties to an Agreement for Distribution of Product dated June 14, 2002 (the "Agreement").

B. The parties have determined that it is in their best interests to terminate the Agreement prior to the expiration of its term, and to effectuate an orderly transition of WO’s primary distribution business.

C. This Memorandum of Understanding sets forth the basic terms of the parties’ understanding regarding the termination of the Agreement and the transition of WO’s primary distribution business from TOL to a third party (the "New Distributor").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Meaning. Unless otherwise defined in this Memorandum of Understanding, all capitalized terms herein will carry the same meaning as defined in the Agreement.

2. Commitment to Transition Plan. The parties agreed that an objective of both parties is to establish a transition plan whereby TOL’s conversion from primary distributor to secondary distributor will be completed by no later than March 15, 2004. To carry out the plan, each party agreed to establish a transition team. The names and positions of each party’s team members are set forth on Exhibit A. The teams shall meet promptly and as necessary to work in good faith to develop a detailed transition plan by no later than December 12, 2003. The resulting mutually agreeable plan ("Transition Plan") will be set forth in writing, will incorporate and implement, at a minimum, the terms reached at the parties’ November 19, 2003 meeting, which are contained in Exhibit B, and will be signed by both parties and incorporated herein by attachment hereto as Exhibit C.

3. Secondary Distributorship Agreement. TOL and WO agree to negotiate in good faith the terms of a secondary distributorship relationship. The parties agree that this section shall not create any obligation to enter into any such agreement.

4. Termination of Original Agreement. Subject to the terms and conditions of this Memorandum of Understanding and such additional terms as shall be negotiated hereafter and contained in the Transition Plan, the Agreement will terminate effective no later than March 15, 2004 (the "Termination Date"). The parties will address issues in the Transition Plan that will impact the method and manner of the parties’ transition. In the event of a conflict between the terms of the Agreement and the Transition Plan, the Transition Plan shall control. The parties’ intent is that, except as established in the Transition Plan or in

***CONFIDENTIAL TREATMENT REQUESTED***

this Memorandum of Understanding, TOL shall continue to operate as WO’s primary wholesale distributor of the Products in accordance with Section 2 of the Agreement [CONFIDENTIAL](1) , from and after the date hereof and until [CONFIDENTIAL](2), unless otherwise agreed in the Transition Plan.

5. Mutual Release of Claims. [CONFIDENTIAL](3).

6. Non-Disparagement. Paragraph 24(d) of the Agreement shall continue in full force and effect. [CONFIDENTIAL](4).

7. Non-solicitation. Each party agrees that for [CONFIDENTIAL](5).a period of one year from the date hereof, it will refrain from soliciting and shall not directly or indirectly solicit or recruit the officers and management ("Covered Employees") of the other party, [CONFIDENTIAL](6), to leave the service of that party or solicit, encourage or cause any business opportunity of the other party to modify, terminate, or refrain from entering into or expanding any business relationship between such person or entity and that party. This obligation shall survive the termination of the parties’ Agreement and the Transition Period. The employment of a Covered Employee of one party by the other party following the Covered Employee’s submission of an unsolicited response to a public posting of an available employment position shall be deemed not to violate this section.

8. [CONFIDENTIAL](7).

9. Survival of Provisions of Agreement. The following paragraphs will survive the termination of the Agreement: 3(c), 10, 13 (for not more than 90 days following termination of the Agreement), 14(b), 18 (subject to termination pursuant to this Memorandum), 19(b) (on the final date by the transition team for the cessation of MCBs), 24(b) through (d) inclusive, (g), (i), (j) and (p).

10. Elimination of Certain Requirements during Transition Period. From and after the date hereof, the following provisions contained in the Agreement shall have no further effect, except to the extent stated:

a. Section 6(b)(ii);

b. WO may not add any new Product items under 3(b)(i) to the APL nor shall TOL be obligated to achieve distribution of new items for which it has not received notice from WO past the deadlines provided in the Transition Plan;

  c.  [CONFIDENTIAL](8),

  d.  [CONFIDENTIAL](9),

  e.  As of February 4, 2004, Section 9, all TOL promotional and marketing support and activity shall cease.

(1)  Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(2)  Ibid.
(3)  Ibid.
(4)  Ibid.
(5)  Ibid.
(6)  Ibid.
(7)  Ibid.
(8)  Ibid.
(9)  Ibid.

***CONFIDENTIAL TREATMENT REQUESTED***

11. Accounts Receivable and Vendor Issues.

a. WO shall continue to pay for all Product purchases and other charges due TOL within terms and in the manner set forth in Section 19 of the Agreement.

b. During the weekly Transition Team meetings, [CONFIDENTIAL](10). of TOL and [CONFIDENTIAL](11). of WO shall confer to review and resolve all outstanding accounts receivable and unresolved vendor issues to the extent not addressed in the Transition Plan. [CONFIDENTIAL](12).

12. Transition of TOL Personnel. TOL shall have the right to transition its personnel from WO’s Boulder facility any time after January 31, 2004, but [CONFIDENTIAL](13), unless released earlier by the Transition Team. TOL shall have the right to transition all other dedicated regional personnel at any time after December 31, 2003.

13. Attorneys’ Fees and Costs. The parties agree that neither party is a "prevailing party" in regards to this Memorandum of Understanding, the Transition Plan, any subsequently executed related agreement or any matter resolved therein and neither party may make any claim or demand pursuant to Section 24(c) of the Agreement for any attorney’s fees or costs arising therefrom.

14. Miscellaneous.

a. Except as expressly provided herein, the Agreement shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Agreement and this Memorandum or the Transition Plan, this Memorandum or the Transition Plan, as applicable, shall control.

b. This Memorandum may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Facsimile signatures shall be deemed original signatures for purposes of execution of this document.

c. WO and TOL each represent and warrant to the other that the individual executing this Memorandum has full authority to execute this Memorandum, and when executed this Memorandum is a binding obligation of the party.

d. WO and TOL agree that, from the date hereof and any time after the Termination Date, each party shall take such other actions and execute such other documents as are reasonably requested by the other party and consistent with the terms of this Memorandum and the attachments hereto for the purpose of effecting the transactions contemplated by this Memorandum.

(10)  Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC
(11)  Ibid.
(12)  Ibid.
(13)  Ibid.
(14)  Ibid.

***CONFIDENTIAL TREATMENT REQUESTED***

e. Any disputes arising out of or relating to this Memorandum of Understanding, the Transition Plan or the Agreement after the execution date here of shall be submitted to final and binding arbitration before a single arbitrator selected from the American Arbitration Association’s Complex Commercial Arbitration panel and the arbitration shall be conducted in accordance with the American Arbitration Association’s Commercial Dispute rules applicable to Large, Complex Disputes. The parties shall endeavor to mutually agree to the arbitrator, but, in the event they are unsuccessful, the arbitrator shall be selected by the American Arbitration Association. Any such arbitration shall be conducted in New York, New York.

Executed as of the date first set forth above.

WILD OATS MARKETS, INC.	TREE OF LIFE, INC.
By: _/s/ Perry D. Odak_______	By:__/s/ Richard A. Thorne___
Perry D. Odak, President and CEO	Richard A. Thorne,Chairman and CEO

Koninklijke Wessanen, n.v.
By: _/s/__Ad Veenhof____________
Ad Veenhof, Chairman and CEO
AS TO PARAGRAPH 6 ONLY